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                                                                     EXHIBIT 2.5


                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


       This Amendment No. 1 to Stock Purchase Agreement (the "Amendment"), dated as of September 3, 1996, is by and among the parties to the Agreement (as defined below). Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement.

       WHEREAS, the parties hereto have entered into that certain Stock Purchase Agreement, dated as of July 25, 1996 (the "Agreement"), by and among American Homestar Corporation, a Texas corporation ("Purchaser"), Heartland Homes, Inc., a North Carolina corporation (the "Corporation"), James H. Johnson, III and Charles E. Rumbley; and

       WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

       NOW, THEREFORE, in consideration of the payment of $10.00 paid in hand and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Purchaser consents to the payment by the Corporation prior to the Closing of a $260,000.00 bonus (the "Bonus") to Danny Wright.

       2. The parties hereto agree that the Cash Consideration and the Purchase Price are hereby reduce by the amount of the Bonus plus $4,000.00 (approximate FICA). The parties hereto further agree that neither the calculation of the June Net Worth nor EBIT shall be affected by the payment of the Bonus and FICA thereon.

       3. This Amendment shall only affect the terms of the Agreement to the extent provided above, with all such other terms of the Agreement remaining in full force and effect.

       4. The parties hereto have executed this Amendment as of the date first set forth above.

                                     AMERICAN HOMESTAR CORPORATION


                                     By:
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                                     HEARTLAND HOMES, INC.


                                     By:
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